Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 08:20 PM 03/06/2014 FILED 07:43 PM 03/06/2014 SRV 140299502 – 5493921 FILE

CERTIFICATE OF INCORPORATION

OF

NEXTERA ENERGY PARTNERS GP, INC.

ARTICLE I

The name of the corporation is NextEra Energy Partners GP, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the state of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

ARTICLE V

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VII

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VII

In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, in the manner now or hereafter prescribed to by statute, and all rights conferred upon stockholders, directors or any other person herein are granted subject to this reservation.

ARTICLE IX

The name and address of the Incorporator of the Corporation is Melissa A. Plotsky, 700 Universe Boulevard, Juno Beach, Florida 33408.

IN WITNESS WHEREOF, the incorporator has executed this Certificate of Incorporation on March 6, 2014.

Melissa A. Plotsky, Incorporator